Exhibit 16.1

April 29, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statement under Item 4.01 of the current report on Form 8-K to be filed with the Securities and Exchange Commission on April 29, 2021 regarding the change of auditors. We agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

Yours truly,

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel
April 29, 2021